Exhibit 99.1

NELNET

Media Contact: Sheila Odom, 402.458.2329
Investor Contact: Cheryl Watson, 317.469.2064

For immediate release

NELNET TO ACQUIRE CUNET

Lincoln, NEB., June 26, 2006 - Nelnet (NYSE: NNI) announced today it has entered into an agreement to acquire CUnet, LLC, a leading performance-based educational marketing and managed services company based in Wyckoff, New Jersey. The transaction is expected to close within two to three weeks with an effective date of July 1, 2006, subject to normal regulatory approval and closing conditions.

Co-founders Tom Ferrara and David Flack formed CUnet in 2004 to help for-profit and online colleges increase the number of qualified leads needed in order to make their businesses grow. The company provides more than 1,000 campus locations and online schools with performance-based educational marketing, lead generation, and vendor management services to enhance their brands, and improve student recruitment and retention. Through its flagship portal www.CollegeandUniversity.net and more than 1,000 media-driven education channels it powers for geographically targeted media outlets and career portals, CUnet provides schools with access to specific, relevant education leads that convert to enrolled students.

CUnet's Vendor Lead Management System (VLMS) is a proprietary Web-hosted application used by higher education institutions for enrollment and vendor management services. This lead management service technology is designed to manage campaign performance CPE (cost per enrollment), CPL (cost per lead) vendors, advertising partners, and other enrollment functions such as e-mail re-circulation and admissions.

"We are excited to join forces with the CUnet team. In just a few years, Tom and Dave have built a respected business, becoming industry leaders supporting admissions offices with marketing and managed services," said Steve Butterfield, Nelnet Vice Chairman and Co-Chief Executive Officer. "CUnet expands the education-related services and products we offer colleges and universities, complementing our initiatives to match college-bound students with higher education institutions."

Upon closing of the transaction, CUnet will become a wholly-owned subsidiary of Nelnet, and will retain its identity, management team, and office locations in Wyckoff and Rochester, New York. CUnet employs approximately 65 associates.

"Partnering with Nelnet allows CUnet the opportunity to advance our leadership in providing quality lead generation and related services to schools," said Ferrara, Chief Executive Officer of CUnet. "Together we can maintain our strategic focus, while leveraging the resources and marketing depth of a leading education services and finance company. This is a good fit for us and our customers."

The purchase price for the transaction includes an initial cash payment of $40 million and the opportunity for additional cash and stock consideration, contingent on the performance of the acquired company. The acquisition of CUnet will further diversify Nelnet's fee-based revenue streams and it is anticipated that it will contribute to Nelnet's long-term value creation. However due to the transaction structure, the acquisition is not expected to be accretive to GAAP net income for at least 3 years and accretive, but immaterial, to base net income in 2006 if certain compensation related charges that may result from the transaction structure are excluded.

CUnet was advised by New York-based Sparring Partners Capital.

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Nelnet is one of the leading education finance companies in the United States and is focused on providing quality products and services to students and schools nationwide. Nelnet ranks among the nation's leaders in terms of total net student loan assets with $21.3 billion as of March 31, 2006. Headquartered in Lincoln, Nebraska, it originates, consolidates, securitizes, holds, and services student loans, principally loans originated under the Federal Family Education Loan Program of the U.S. Department of Education, which we refer to as the FFEL Program or the FFELP.

Additional information regarding Nelnet may be found at www.nelnet.net.

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or expected. Among the key factors that may have a direct bearing on Nelnet's operating results, performance, or financial condition expressed or implied by the forward-looking statements are the pending nature of the reported acquisition transaction and the ability to complete the transaction, the uncertain nature of the expected benefits from the acquisition and the ability to successfully integrate operations, changes in terms of student loans and the educational credit marketplace, changes in the demand for educational financing or in financing preferences of educational institutions, students and their families, or changes in the general interest rate environment and in the securitization markets for education loans.

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